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                                                                   Exhibit 23.02

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 23, 2003, with respect to the statement of revenues over certain operating expenses of the properties acquired (the "MPA Properties") by Windrose Medical Properties L.P. with Windrose Medical Properties Trust from Medical Properties of America LLC for the year ended December 31, 2002 included in Amendment No. 1 to the Registration Statement (Form S-11) and related Prospectus of Windrose Medical Properties Trust for the registration of 4,000,000 shares of its common stock.



                                                           /s/ Ernst & Young LLP


Nashville, Tennessee
December 9, 2003